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                                                             Exhibit a.6







                  DUFF & PHELPS SELECTED UTILITIES INC.


                          Articles of Amendment
                          ---------------------

      Duff & Phelps Selected Utilities Inc., a Maryland corporation having its principal office in Chicago, Illinois (hereinafter called the corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

      FIRST: The charter of the corporation, as heretofore amended, is hereby further amended as follows:

      The Articles Supplementary creating five series of Remarketed Preferred Stock of the corporation are amended as follows:

      1. Part I, paragraph 1, Definitions, is amended by deleting the definition of "Eligible Portfolio Property" and replacing it with the following:

      "Eligible Portfolio Property" shall include Utility Bonds, Utility Stocks, cash, U.S. Government Obligations, Short Term Money Market Instruments, FNMA Certificates, FHLMC Certificates, FHLMC Multifamily Securities, GNMA Certificates, GNMA Multifamily Securities, GNMA Graduated Payment Securities, Conventional Mortgage Pass-Through Certificates, Other Permitted Securities and any other asset held by the Corporation that has been assigned a Discount Factor by the Rating Agencies and is included within the definition of Eligible Portfolio Property set forth herein or pursuant to an amendment or supplement hereto.

      2. Part I, paragraph 1, Definitions, is further amended by the addition thereto of the following definition of "Other Permitted
Securities":

      ""Other Permitted Securities" shall include any asset held or proposed to be acquired by the Corporation (i) not coming within the definition of Utility Bonds, Utility Stocks, cash, U.S. Government Obligations, Short Term Money Market Instruments, FNMA Certificates, FHLMC Certificates, FHLMC Multifamily Securities, GNMA Certificates, GNMA Multifamily Securities, GNMA Graduated Payment Securities or Conventional Mortgage Pass-Through Certificates and (ii) that has been assigned a Discount Factor by the Rating Agencies, provided that the Board of Directors determines and the Rating Agencies advise the Corporation in writing that the acquisition or holding of the asset will not adversely affect their then-current ratings of the RP.

      3. Part I, paragraph 6, Voting, is amended by the addition thereto of the following sub-paragraph (e):

           (e) Voting by Series. In addition to any vote of the requisite percentage of shares of Common Stock and shares of Preferred Stock, including RP, otherwise necessary to authorize any proposed action under the Charter or the 1940 Act, on any matter therein the Preferred Stock has the right to vote as a class, the approval of the holders of a majority of the outstanding shares of any series of Preferred Stock, including any series of RP, voting separately as a series, shall be necessary to approve such proposed action if such series would be affected by the proposed action in a manner materially different from any other series.

      SECOND: The board of directors of the corporation on October 11, 1989 duly adopted a resolution in which was set forth the foregoing amendment to the charter, declaring that the said amendment to the charter as proposed was advisable and directing that it be submitted for consideration at the 1989 annual meeting of stockholders of the corporation.

      THIRD: Notice setting forth said amendment to the charter and a summary of the changes to be effected by said amendment and stating that a purpose of the meeting of the stockholders called to be held on December 13, 1989 would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon. The amendment to the charter of the corporation as hereinabove set forth was approved by the stockholders of the corporation at said meeting by the affirmative vote of a majority of all the votes entitled to be cast thereon.

      FOURTH: The amendment to the charter of the corporation as hereinabove set forth has been duly advised by the board of directors and duly approved by the stockholders of the corporation.

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      IN WITNESS WHEREOF, Duff & Phelps Selected Utilities Inc., has caused these articles to be signed in its name and on its behalf by its chairman and attested by its secretary, on December 13, 1989.

                                 DUFF & PHELPS SELECTED UTILITIES INC.


                                 By /s/ Claire V. Hansen
                                    -----------------------------------
                                          Claire V. Hansen, Chairman

Attest:

/s/ Calvin J. Pedersen
--------------------------
Calvin J. Pedersen, Secretary


      THE UNDERSIGNED, chairman of Duff & Phelps Selected Utilities Inc., who executed on behalf of said corporation the foregoing articles of amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing articles of amendment to be the corporate act of said corporation and further certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                 /s/ Claire V. Hansen
                                 ------------------------
                                 Claire V. Hansen